Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Fourth Quarter and Full Year 2016 Financial Results

Announces Total 2016 Investment Activity of $1.3 Billion

Physicians Realty Trust Expands Portfolio to more than $3 Billion in Total Real Estate Assets

Fourth Quarter Highlights:

•	Reported fourth quarter 2016 total revenue of $73.7 million, up 82% year-over-year.

•	Generated fourth quarter net income per share and OP unit of $0.06 on a fully diluted basis, consistent with the same period last year.

•	Generated fourth quarter normalized funds from operations (FFO) of $0.27 per share and OP unit on a fully diluted basis, up 4% year-over-year.

•	Completed fourth quarter investments of approximately $226.5 million, which included 11 healthcare facilities totaling 656,458 leasable square feet.

•
Received repayment of 1 mezzanine loan in the amount of $7.1 million, including all accrued interest due and payable, plus a $2.1 million payment in exchange for termination of an in-the-money option to acquire the underlying real estate securing the mezzanine loan.

•	Declared a quarterly dividend of $0.225 per share for the fourth quarter 2016, paid January 18, 2017.

•	Portfolio was 96.1% leased based on square footage as of December 31, 2016.

•	Increased gross leasable square footage by 6.4% in the fourth quarter 2016 to 10,883,601 square feet from 10,233,656 as of September 30, 2016.

•	Same-Store Cash Net Operating Income (NOI) growth was 2.6% year over year.

Subsequent Events Highlights:

•	Closed an additional $111.8 million of investments subsequent to the quarter ended December 31, 2016.

Milwaukee, WI - February 24, 2017 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the fourth quarter ended December 31, 2016.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “2016 was a remarkable and transformative year for Physicians Realty Trust. We continued our strong investment and asset management performance in the fourth quarter, and entered 2017 with an outstanding pipeline. We have already purchased $110 million in outstanding medical office facilities in 2017, and now have completed nearly $3 billion in investments since our initial public offering a little more than 3 years ago. Our record investment in Catholic Health Initiatives (CHI) medical office facilities is exceeding our underwritten expectations, and CHI executives, physicians, and our other tenants in those facilities are giving us outstanding positive feedback on our integration of those buildings as well as our on-going service. Our best in class asset management operating platform delivered 2.6% same-store cash NOI growth for the year. We are setting the standard for medical office asset management, and our commitment to People, Process, and Performance is producing outstanding results as health care systems and physicians seek real estate capital and management, from a team that understands healthcare and their needs. We are a high growth organization, investing in best in class and defensive outpatient and medical office facilities, and believe we have the opportunity to continue our high pace of growth in 2017 and beyond.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter ended December 31, 2016 was $73.7 million, an increase of 82% from the same period in 2015. As of December 31, 2016, the portfolio was 96.1% leased.

Total expenses for the fourth quarter 2016 were $65.1 million, compared to $34.5 million in the fourth quarter 2015, or an increase of 89%. The increase in expenses was primarily the result of a $12.4 million increase in depreciation and amortization, a $12.0 million increase in operating expenses, and a $4.7 million increase in interest expense. The increase in expenses also includes a $3.7 million charge related to rent and other receivables due from certain assets slated for disposition, but considered uncollectible at this time.

Net income for the fourth quarter 2016 grew to $8.6 million, compared to net income of $5.9 million for the fourth quarter 2015, consistent with the same period last year.

Net income attributable to common shareholders for the fourth quarter 2016 was $7.8 million. Diluted earnings per share was $0.06 based on 139.6 million weighted average shares and OP units outstanding.

Funds from operations (FFO) for the fourth quarter 2016 consisted of net income, less $0.2 million of net income attributable to noncontrolling interests for partially owned properties, plus $26.8 million of depreciation and amortization, less $0.2 million of depreciation and amortization expense for partially owned properties, less $0.4 million of preferred distributions, resulting in $0.25 per diluted share. Normalized FFO, which adjust for $3.7 million of acquisition expenses and $0.2 million of net change in fair value of derivative, was $38.2 million, or $0.27 per diluted share.

Normalized funds available for distribution (FAD) for the fourth quarter 2016, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures, and seller master lease and rent abatement payments, was $34.2 million for the fourth quarter 2016.

Our same-store portfolio, which includes 122 properties representing approximately 45% of our net leasable square footage, generated year-over-year Same-Store NOI growth of 2.6% for the fourth quarter 2016.

9 Assets Slated for Disposition

The Company has determined that certain past and future rental payments and prepaid expenses from 4 assets affiliated with Foundation Healthcare, Inc. (OTC: FDNH), may be uncollectible at this time and has reserved approximately $3.7 million against previously recognized rental revenue, prepaid expenses, and deferred rent. $1.1 million of this charge is attributable to a lease default by FDNH’s wholly owned subsidiary that rented a medical office facility from us in Oklahoma City. We have entered in to a Purchase and Sale Agreement to sell this medical office building for $15.3 million which would generate a net gain of $1.6 million. The closing of the sale of this property is subject to customary closing conditions, and no assurance can be made that we will complete the sale of this property or as to the timing or terms of any such sale.

Approximately $2.6 million of this charge is attributable to obligations under 3 separate leases for 2 surgical hospitals and a medical office building leased to FDNH/physician joint ventures in San Antonio and El Paso, Texas. The Company is actively working with FDNH and the physician co-owners in each separate surgical hospital involved to transfer FDNH’s interest in each joint venture, shift management away from FDNH, and collect past due rent and expenses. Each location is attracting significant interest from surgical hospital management and ownership companies. The Company cannot make any assurance that all or any of the past due rent or prepaid expenses will be collected or that the transfer of joint venture ownership interests from FDNH to a new surgical hospital management company will occur.

Both the Foundation Surgical Hospital of San Antonio and the Foundation Surgical Hospital of El Paso have operated continuously throughout this process, and we do not anticipate any disruption in service by either surgical hospital. These three assets and an additional medical office building leased to the FDNH/physician joint venture in San Antonio have been slated for disposition.

Finally, the Company has entered into definitive purchase agreements to sell four medical office buildings in Georgia from our legacy portfolio, which consist of 80,292 square feet in the aggregate for a purchase price of $18.2 million, which would generate a net gain of $4.0 million.

In total, the 9 assets slated for disposition contain 319,085 square feet of gross leasable area, and the Company currently estimates that these properties will be sold for approximately $100 million to $125 million in the aggregate. No assurance can be made, however, that any or all of the properties will be sold, that the Company will receive the anticipated consideration for the sale of any or all of the properties, or as to the timing of any such sale or sales.

Update on CHI Investment

During 2016, we entered into separate agreements to purchase 52 medical office facilities (which we now treat as 53 medical office facilities because we consider a certain condominium property as being separate from a nearby surgical center property) from regional health systems controlled by Catholic Health Initiatives (“CHI”) containing 3,159,495 rentable square feet located in 10 states (the “CHI Portfolio”). To date, we have completed the acquisition of 49 of the properties in the CHI Portfolio representing 3,016,926 net leasable square feet. We elected not to complete the acquisition of 2 of the CHI Portfolio properties. We still have one property under one of the original agreements to purchase a medical office facility in Fruitland, Idaho for $4.8 million, and we entered into a separate agreement to purchase a newly constructed medical office facility in Omaha, Nebraska for approximately $33.4 million that is 100% leased and will be 100% occupied by CHI’s affiliate, Creighton University Medical Center, upon its completion of certain tenant improvements. We anticipate closing on the Omaha, Nebraska medical office facility during the first quarter of 2017 and on the Fruitland, Idaho medical office facility later in 2017.

Other Recent Events

Dividend Paid

On December 22, 2016, our Board of Trustees authorized and declared a cash distribution of $0.225 per common share and OP Unit for the quarterly period ended December 31, 2016. The distribution was paid on January 18, 2017 to common shareholders and OP Unit holders of record as of the close of business on January 5, 2017.

Fourth Quarter Investment Activity

In the quarter ended December 31, 2016, the Company completed $226.5 million of investment activity across 9 states, including acquisitions of 11 operating healthcare properties representing 656,458 square feet, joint venture investments of $0.9 million, loan investments of $2.1 million, and noncontrolling interest buyouts of $1.5 million.

Since our November 2, 2016 earnings press release, and through December 31, 2016, the Company completed acquisitions of 10 healthcare properties and 1 condominium unit, containing an aggregate of 601,243 net rentable square feet for $192.6 million. The Company also completed $3.6 million of other investment activity, including a mezzanine loan, a construction loan draw, and a joint venture buyout. The property investments are detailed below.

Northwest Michigan Surgery Center - Condo Unit. On November 4, 2016, the Company closed the acquisition of an additional condominium unit in the Northwest Michigan Surgery Center, located in Traverse City, Michigan, for a total purchase price of approximately $2.7 million. The condominium unit, which is the third unit in the Northwest Michigan Surgery Center that we have acquired, totals 11,041 net leasable square feet and is leased to Digestive Health Associates. The first year unlevered yield on this investment is expected to be approximately 6.8%. Munson Healthcare, a co-owner of the Surgery Center located in this building, continues to own and utilize a condominium in this facility, and there is one other smaller condominium unit remaining.

Syracuse Portfolio. On November 23, 2016, the Company closed the acquisition of 2 on-campus medical office facilities totaling 191,409 net leasable square feet. The Northeast Medical Center and the North Medical Center, located in Fayetteville, NY and Liverpool, NY, respectively, were purchased for approximately $54.2 million. The anchor tenant, St. Joseph's Health, a member of Trinity Health (Moody’s: “Aa3”), leases 41% of the total portfolio. These facilities are 96% leased. The first year unlevered yield on this investment is expected to be approximately 7.2%.

Cincinnati Eye Institute. On November 23, 2016, the Company closed the acquisition of a 109,224 square foot medical office facility in Cincinnati, Ohio, for a purchase price of approximately $38.1 million. This single tenant facility is 100% leased to the Cincinnati Eye Institute. The first year unlevered yield on this investment is expected to be approximately 6.6%.

HonorHealth Scottsdale MOB. On December 2, 2016, the Company closed the acquisition of a 57,539 square foot medical office facility in Scottsdale, Arizona, for a purchase price of approximately $6.9 million and a total investment commitment of $12.7 million. The single tenant facility is 100% leased to HonorHealth for 15 years. After a 6-month stabilization period to accommodate a build out of tenant improvements, the first year stabilized unlevered cash yield on this investment is expected to be approximately 6.0%.

Fox Valley Hematology & Oncology. On December 8, 2016, the Company closed the acquisition of a 70,136 square foot medical office facility in Appleton, Wisconsin, for a purchase price of approximately $28.2 million. This single tenant facility is 100% leased to Fox Valley Hematology & Oncology, S.C. The first year unlevered yield on this investment is expected to be approximately 6.3%.

Gastrointestinal Associates MOB. On December 9, 2016, the Company closed the acquisition of a 23,921 square foot medical office facility in Powell, Tennessee, for a purchase price of approximately $6.3 million. This multi-tenant facility is 100% leased with 74% occupied by anchor tenant Gastrointestinal Associates, with the balance leased to an ambulatory endoscopy center joint venture owned by Gastrointestinal Associates and Amsurg (NASDAQ:AMSG). The first year unlevered yield on this investment is expected to be approximately 7.3%.

Northern Vision Eye Center. On December 15, 2016, the Company closed the acquisition of a 9,997 square foot medical office facility in Traverse City, Michigan, for a purchase price of approximately $2.8 million. This single tenant facility is 100% leased to the Northern Vision Eye Center. The first year unlevered yield on this investment is expected to be approximately 7.3%.

Flower Mound MOB. On December 16, 2016, the Company closed the acquisition of a medical office facility totaling 34,910 net leasable square feet in Flower Mound, Texas, for a purchase price of approximately $12.2 million. This multi-tenant facility is 100% leased with 29% occupied by anchor tenant USMD / Medical Clinic of North Texas. The first year unlevered yield on this investment is expected to be approximately 6.8%.

Carrollton MOB. On December 16, 2016, the Company closed the acquisition of a 38,648 square foot medical office facility in Carrollton, Texas, for a purchase price of approximately $15.6 million. This multi-tenant facility is 100% leased with 73% occupied by anchor tenant OrthoTexas, with the balance leased to an ambulatory surgery center joint venture owned by OrthoTexas, United Surgical Partners, Inc. and an affiliate of Baylor Scott &White Health. The first year unlevered yield on this investment is expected to be approximately 6.5%.

HonorHealth IRF. On December 22, 2016, the Company closed the acquisition of a 54,418 square foot inpatient rehabilitation hospital in Scottsdale, Arizona, for a purchase price of approximately $25.6 million. This single tenant facility is 100% leased to the GlobalRehab-Scottsdale, LLC, which is a joint venture between HonorHealth and Select Medical (NYSE:SEM), with the lease supported by corporate guarantees of each of HonorHealth and Select Medical. The investment resulted from the repayment to the Company of a mezzanine loan in the amount of $7.1 million and the Company’s exercise of its rights under an option to acquire the facility under the original terms of the mezzanine loan. This is the fifth facility we own anchored by and leased to an affiliate of HonorHealth. The first year unlevered yield on this investment is expected to be approximately 7.2%.

Recent Investment Activity

Since December 31, 2016, the Company has acquired four medical office facilities containing an aggregate of 238,312 net leasable square feet for an aggregate purchase price of $109.5 million and are detailed below. The Company also completed loan transactions totaling $2.3 million.

Orthopedic Associates. On January 5, 2017, the Company closed the acquisition of a 45,046 square foot medical office facility in Flower Mound, Texas, for a purchase price of approximately $18.8 million. This multi-tenant facility is 100% leased with 66% occupied by anchor tenant Orthopedic Associates and 34% occupied by a joint venture between Orthopedic Associates, Surgical Care Affiliates (NASDAQ:SCAI), and Texas Health Resources (Moody’s: “AA”). The first year unlevered yield on this investment is expected to be approximately 6.1%.

Medical Arts Center at Hartford. On January 11, 2017, the Company closed the acquisition of a 72,022 square foot medical office facility in Plainville, Connecticut, for a purchase price of approximately $30.3 million. This multi-tenant facility is 95% leased with 56% occupied by anchor tenant Hospital of Central Connecticut/Hartford Healthcare PhysicianCare (Moody’s: “A2”), an affiliate of Hartford Healthcare. The first year unlevered yield on this investment is expected to be approximately 6.0%.

CareMount Portfolio. On February 14, 2017, the Company closed the acquisition of two medical office facilities totaling 121,244 square feet in Lake Katrine and Rhinebeck, New York, for a purchase price of approximately $60.4 million. These single-tenant facilities are 100% leased to CareMount Medical. The first year unlevered yield on these investments is expected to be approximately 6.0%.

2017 Acquisition Guidance

The Company expects to close between $800 million and $1 billion of total real estate investments in 2017, subject to favorable capital market conditions. This guidance is inclusive of any acquisitions previously announced in 2017, including those detailed in the “Recent Investment Activity” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Friday, February 24, 2017, at 10:00 a.m. ET to discuss its financial performance and operating results for the fourth quarter ended December 31, 2016. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Fourth Quarter Earnings Call or passcode 13651740. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning February 24, 2017, at 1:00 p.m. ET until March 17, 2017, at 11:59 p.m. ET, by dialing  (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13651740. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning February 24, 2017, the Company’s supplemental information package for the fourth quarter 2016 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of December 31, 2016, owned approximately 97.5% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by the Company with the Commission on February 24, 2017.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Rental revenues	$55,923	$31,863	$186,301	$103,974
Expense recoveries	14,059	7,322	45,875	21,587
Interest income on real estate loans and other	3,692	1,219	8,858	3,880
Total revenues	73,674	40,404	241,034	129,441
Expenses:
Interest expense	8,088	3,392	23,864	10,636
General and administrative	4,433	3,549	18,397	14,908
Operating expenses	22,005	10,047	65,999	31,026
Depreciation and amortization	26,811	14,404	86,589	45,471
Acquisition expenses	3,747	3,129	14,778	14,893
Total expenses	65,084	34,521	209,627	116,934
Income before equity in income of unconsolidated entity and gain on sale of investment property:	8,590	5,883	31,407	12,507
Equity in income of unconsolidated entity	30	26	115	104
Gain on sale of investment property	—	—	—	130
Net income	8,620	5,909	31,522	12,741
Net income attributable to noncontrolling interests:
Operating Partnership	(196)	(243)	(825)	(576)
Partially owned properties	(163)	(122)	(716)	(377)
Net income attributable to controlling interest	8,261	5,544	29,981	11,788
Preferred distributions	(436)	(398)	(1,857)	(1,189)
Net income attributable to common shareholders	$7,825	$5,146	$28,124	$10,599
Net income per share:
Basic	$0.06	$0.06	$0.22	$0.15
Diluted	$0.06	$0.06	$0.22	$0.15
Weighted average common shares:
Basic	135,581,976	83,761,536	126,143,114	72,750,724
Diluted	139,602,349	87,911,027	130,466,893	76,792,073

Dividends and distributions declared per common share and OP Unit	$0.225	$0.225	$0.900	$0.900

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
ASSETS
Investment properties:
Land and improvements	$189,759	$130,788
Building and improvements	2,402,643	1,284,863
Tenant improvements	14,133	9,243
Acquired lease intangibles	301,462	205,168
	2,907,997	1,630,062
Accumulated depreciation	(181,785)	(91,250)
Net real estate property	2,726,212	1,538,812
Real estate loans receivable	39,154	39,349
Investment in unconsolidated entity	2,258	1,322
Net real estate investments	2,767,624	1,579,483
Cash and cash equivalents	15,491	3,143
Tenant receivables, net	9,790	2,977
Other assets	95,187	53,283
Total assets	$2,888,092	$1,638,886
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$643,742	$389,375
Notes payable	224,330	—
Mortgage debt	123,083	94,240
Accounts payable	4,423	644
Dividends and distributions payable	32,179	20,783
Accrued expenses and other liabilities	42,287	24,473
Acquired lease intangibles, net	9,253	5,950
Total liabilities	1,079,297	535,465

Redeemable noncontrolling interest – Series A Preferred Units and partially owned properties	26,477	26,960

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 135,966,013 and 86,864,063 common shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	1,362	872
Additional paid-in capital	1,920,642	1,129,284
Accumulated deficit	(197,261)	(109,024)
Accumulated other comprehensive income	13,708	—
Total shareholders’ equity	1,738,451	1,021,132
Noncontrolling interests:
Operating Partnership	43,142	45,451
Partially owned properties	725	9,878
Total noncontrolling interests	43,867	55,329
Total equity	1,782,318	1,076,461
Total liabilities and equity	$2,888,092	$1,638,886

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended December 31,
	2016	2015
Net income	$8,620	$5,909
Earnings per share - diluted	$0.06	$0.06

Net income	8,620	5,909
Net income attributable to noncontrolling interests - partially owned properties	(163)	(122)
Preferred distributions	(436)	(398)
Depreciation and amortization expense	26,787	14,390
Depreciation and amortization expense - partially owned properties	(163)	(135)
FFO applicable to common shares and OP Units	$34,645	$19,644
FFO per common share and OP Unit	$0.25	$0.22
Net change in fair value of derivative	(173)	(50)
Acquisition expenses	3,747	3,129
Normalized FFO applicable to common shares and OP Units	$38,219	$22,723
Normalized FFO per common share and OP Unit	$0.27	$0.26
Normalized FFO applicable to common shares and OP Units	38,219	22,723
Non-cash share compensation expense	944	650
Straight-line rent adjustments	(4,070)	(2,738)
Amortization of acquired above/below market leases/assumed debt	568	681
Amortization of lease inducements	285	158
Amortization of deferred financing costs	529	420
TI/LC and recurring capital expenditures	(2,551)	(1,014)
Seller master lease and rent abatement payments	254	270
Normalized FAD applicable to common shares and OP Units	34,178	21,150

Weighted average number of common shares and OP Units outstanding	139,602,349	87,911,027

	Three Months Ended December 31,
	2016	2015
Net income	$8,620	$5,909
General and administrative	4,433	3,549
Acquisition expenses	3,747	3,129
Depreciation and amortization	26,811	14,404
Interest expense	8,088	3,392
Net change in the fair value of derivative	(173)	(50)
NOI	$51,526	$30,333

NOI	$51,526	$30,333
Straight-line rent adjustments	(4,070)	(2,738)
Amortization of acquired above/below market leases	628	681
Amortization of lease inducements	285	158
Seller master lease and rent abatement payments	254	270
Cash NOI	$48,623	$28,704

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI and Same-Store Cash NOI, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition-related expenses, acceleration of deferred financing costs, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases and assumed debt, amortization of deferred financing costs, amortization of lease inducements, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items. Other non-cash and normalizing items include items such as the amortization of lease inducements and payments received from seller master leases and rent abatements. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.